EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 8, 2013 (March 8, 2013 as to the effects of the reverse stock split described in Note 19) relating to the financial statements and financial statement schedule of West Corporation and subsidiaries appearing in the Prospectus filed pursuant to Rule 424(b) which is part of Registration Statement No. 333-162292 on Form S-1 of West Corporation.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

March 22, 2013